Exhibit 99.1

Marchex Appoints Ziad Ismail as Chief Product Officer

SEATTLE – (BUSINESS WIRE) – April 20, 2016 – Marchex (NASDAQ: MCHX), a leading mobile advertising analytics company, today announced the appointment of Ziad Ismail as Chief Product Officer.

Ismail, who previously served as the Senior Vice President of Product and Engineering at Marchex, will continue leading the Product and Engineering organization and focus on building the most powerful set of enterprise analytics tools that enable global marketers and their agencies to deeply understand the online-to-offline path to purchase and maximize advertising returns.

Ismail joined Marchex in 2011 and has played a leading role in shaping Marchex’s product strategy and helping to build a leading engineering organization. He has accelerated innovation by delivering industry-first enterprise analytics products that meaningfully improve client ROI, including Marchex Search Analytics, Marchex Display Analytics and Marchex Call DNA. Prior to joining Marchex, Ismail held various leadership roles at Microsoft from 2004 to 2011 in new product categories, helped launch the company’s mobile search and mobile advertising efforts and oversaw product planning for Windows Phone. Prior to Microsoft, Ismail was the founder and CEO of several companies, including CitiKey, an award-winning mobile local company started in 1997 in Stockholm, Sweden. Ismail received his M.B.A. from Harvard Business School and M.Sc in Computer Science from the Royal Institute of Technology in Sweden.

“I’m amazed by Ziad’s passion for developing high-performing teams and breakthrough products that bring visibility and accountability to mobile media,” said Marchex CEO Pete Christothoulou. “He has incredible empathy for the challenges marketers face as they transition to mobile-centric customer acquisition initiatives. Ziad will continue to play a lead role as Marchex expands its suite of enterprise analytics products, all of which empower global marketers to meaningfully and efficiently grow their business.”

“I’m thrilled to expand my work with the amazing team at Marchex,” Ismail said. “We are on the front lines of a new era in digital marketing analytics: measuring online-to-offline actions. This is a giant and unsolved opportunity and we are committed to becoming the platform of record for the largest global brands and their agencies.”

About Marchex:

Marchex is a leading mobile advertising analytics company that connects online behavior to real-world, offline actions. By linking critical touchpoints in the customer journey, Marchex’s products enable a 360-degree view of marketing effectiveness. Brands and agencies utilize Marchex’s products to transform business performance.

Please visit www.marchex.com, www.marchex.com/blog/ or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the Company, its financial information, and its business.

Media Inquiries:

Marchex Corporate Communications

206-331-3434

pr(at)marchex.com